Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT, dated as of August 19, 2011 (this “Amendment”), to the Rights Agreement, dated as of January 12, 2011 (the “Rights Agreement”), between EXCO Resources, Inc., a Texas corporation (the “Company”), and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are redeemable and subject to the provisions of Section 27 of the Rights Agreement, the Company may, and the Rights Agent will, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights or Common Shares.

WHEREAS, as of the date hereof, the Rights are redeemable pursuant to Section 23 of the Rights Agreement because the Expiration Date has not occurred.

WHEREAS, the Company desires to amend the Rights Agreement to accelerate the Expiration Date from January 24, 2012 to September 30, 2011.

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth below and has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Capitalized Terms. All capitalized, undefined terms used in this Amendment shall have the meanings assigned thereto in the Rights Agreement.

2.	Amendment. The definition of “Expiration Date” set forth in Section 1(l) of the Rights Agreement is hereby amended and restated as follows:

“‘Expiration	Date’ means the Close of Business on September 30, 2011:”

3.	Amendments of Exhibits. The Exhibits to the Rights Agreement are hereby deemed restated to reflect this Amendment including the making of all conforming changes.

4.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.	Counterparts. This Amendment may be executed and delivered by facsimile, PDF or similar electronic transmission method in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6.	Authority. Each party represents that such party has full power and authority to enter into this Amendment and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

7.	Successors and Assigns. All of the covenants of this Amendment by or for the benefit of the Company or the Rights Agent will be binding on and inure to the benefit of their respective successors and assigns.

8.	Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

9.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10.	Effectiveness. This Amendment shall be effective as of the date first set forth above. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent agrees and acknowledges that at the Close of Business on the Expiration Date (as amended hereby), except for those provisions that by their terms expressly survive the termination of the Rights Agreement, the Rights Agreement shall terminate and be of no further force and effect.

11.	Certification. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Company Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

EXCO RESOURCES, INC.

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President and General Counsel

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Leslie A. Deluca
Name:	Leslie A. Deluca
Title:	Vice President

Signature Page to Amendment No. 1 to Rights Agreement